AMENDMENT NO. 1


      This Amendment No. 1 (the "Amendment") is entered into as of July 1, 1996 by and among Johnson Worldwide Associates, Inc. (the "Company"), the undersigned Banks and The First National Bank of Chicago, as Agent.

                              W I T N E S S E T H :

      WHEREAS, the Company, certain Banks named therein and the Agent are parties to that certain Revolving Credit Agreement dated as of November 29, 1995 (the "Agreement");

      WHEREAS, pursuant to Section 2.16 of the Agreement, the Company has requested that the Agreement be amended so as to (i) increase the Aggregate Commitment to $100,000,000, (ii) increase the Aggregate Eurocurrency Commitment to $22,222,220, (iii) increase the Aggregate Revolving Commitment to $77,777,780 (such increases in Aggregate Commitment, Aggregate Eurocurrency Commitment and Aggregate Revolving Commitment being herein collectively called the "Commitment Increase"), and (iv) add The Northern Trust Company (the "New Bank") as a new Bank thereunder; and

      WHEREAS, subject to the terms and conditions hereof, the undersigned Bank and the Agent have agreed to the Commitment Increase and the addition of the New Bank;

      NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

      2. Amendments to the Agreement.

      2.1. On and after the Effective Date (as hereinafter defined), (i) the New Bank shall for all purposes be a Bank party to the Agreement and shall have all the rights and obligations of a Bank under the Agreement and the Notes, with a Eurocurrency Commitment and Revolving Loan Commitment set forth opposite its signature hereto, (ii) the Aggregate Commitment shall be increased to $100,000,000, (iii) the Aggregate Eurocurrency Commitment shall be increased to $22,222,220, (iv) the Aggregate Revolving Commitment shall be increased to $77,777,780, and (v) the Eurocurrency Commitment and Revolving Loan Commitment of each Bank (other than the New Bank) shall remain unchanged from that in effect on June 30, 1996.

      2.2.        The definition of "Eurocurrency Commitment" set forth in
   Article I of the Agreement is hereby amended by inserting, immediately after the word "below" where it appears in the second line thereof, the parenthetical "(or, in the case of The Northern Trust Company, set forth opposite its signature to Amendment No. 1 dated as of July 1, 1996 to this Agreement)".

      2.3.        The definition of "Revolving Loan Commitment" set forth in
   Article I of the Agreement is hereby amended by inserting, immediately after the word "below" where it appears in the second line thereof, the parenthetical "(or, in the case of The Northern Trust Company, set forth opposite its signature to Amendment No. 1 dated as of July 1, 1996 to this Agreement)".

      3. Effective Date. This Amendment shall become effective as of the date first above written (the "Effective Date") upon receipt by the Agent of the following:

           (i) Counterparts of this Amendment duly executed by the Company and the New Bank.

           (ii)      Notes payable to the order of the New Bank.

           (iii) Such other documents, in each case in form and substance satisfactory to the Agent, as the Agent may reasonably request.

      4. Notices. Pursuant to Section 10.08, the New Bank designates the address set forth below its signature hereto as its address for purposes of notices and other communications under the Agreement and the Notes.

      5.   Ratification. The Agreement (including, without limitation,
   Article XI thereof), as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

      6. Reference to Agreement. From and after the Effective Date, each reference in the Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

      7. Costs and Expenses. The Company agrees to pay all reasonable costs, fees and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

      8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


      IN WITNESS WHEREOF, the Company, the New Bank and the Agent have executed this Amendment as of the date first above written.


                                 JOHNSON WORLDWIDE ASSOCIATES, INC.


                                 By:
                                 Title:


                                 THE FIRST NATIONAL BANK OF
                                         CHICAGO, as Agent


                                 By:
                                 Title:


   Revolving Loan    Eurocurrency
   Commitment        Commitment

   $7,777,778        $2,222,222       THE NORTHERN TRUST COMPANY


                                      By:
                                      Title:


                                           50 S. LaSalle Street, Floor B2
                                           Chicago, IL  60603
                                           Attention:  Joseph Kunze
                                                     Vice President
                                           Telephone:  (312) 444-3175
                                           Telecopier:  (312) 444-7028